Exhibit 10.12

MFRM • 5815 Gulf Freeway  • Houston, TX 77023

August 20, 2015

Dear Karrie Forbes,

I am writing you to inform you that due to your valued service to MFRM Family of Brands, effective August 5, 2015, your compensation will be increased from $310,000 to $325,000.  This annualized increase of $15,000 represents a 4.84% increase in pay.

We appreciate the numerous contributions you have made to MFRM during the past year, and look forward to your continued efforts.

Sincerely,

Abby Ludens

Vice President Talent Management

Acknowledgment:

/s/ Karrie Forbes8/21/2015

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Karrie ForbesDate